Exhibit 3.1.b

VIRGINIA ELECTRIC AND POWER COMPANY

AMENDED AND RESTATED ARTICLES OF INCORPORATION

October 30, 2014

I.

NAME.

The name of the Corporation is Virginia Electric and Power Company.

II.

PURPOSES.

The purpose of the Corporation is to engage in the business of a public service company, including the business of a general electric, power and lighting company, with all the rights, powers and privileges conferred by the constitution and laws of the Commonwealth of Virginia as they now are or may hereafter exist;

And in addition thereto, the Corporation shall have and enjoy all of the rights, powers and privileges granted to or conferred upon railway, light and power companies by the laws of the Commonwealth of Virginia; the powers set forth in or conferred by the charter of the Corporation and all the powers set forth in the charter, articles of association or certificates of incorporation, as amended, of each and every other predecessor corporation.

III.

STOCK.

The Corporation shall have authority to issue 10,000,000 shares of Preferred Stock.

The Corporation shall have authority to issue 500,000 shares of Common Stock.

The number of authorized shares of the Corporation of any class may be increased or decreased in the manner and subject to the conditions and limitations prescribed by the laws of the Commonwealth of Virginia, as they now or may hereafter exist, and subject to the provisions hereinafter contained.

The description of said classes of stock, and the designations, preferences and voting powers of such classes of stock, or restrictions or qualifications thereof, and the terms on which such stock is to be issued (together with certain related provisions for the regulation of the business and for the conduct of the affairs of the Corporation) shall be as hereinafter in Divisions A, B, and C set forth.

Division A—Preferred Stock

1. Issuance in Series. The Board of Directors is hereby empowered to cause the Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a)-(f), both inclusive, of this Section 1 as shall have been determined by the Board of Directors with respect to any series prior to the issue of any shares of such series, and to reclassify any of the authorized but unissued Preferred Stock of a particular series as shares, or additional shares, of any other series whether then or theretofore created (except any series as to which it shall have been otherwise provided at the time of creating such series), subject, however, to the provisions of Sections 2-6, both inclusive, of this Division A, which shall apply to all series of the Preferred Stock of the Corporation.

The shares of the Preferred Stock of different series may vary as to:

(a)	The designation of such series, which may be by distinguishing number, letter or title;

(b)	The rate or rates (which may be fixed or variable) at which dividends are payable on the shares of such series, hereinafter referred to as the “dividend rate”, and the dividend payment dates of the shares of such series;

(c)	The price payable in respect of the shares of such series, if and when redeemable, in case of the redemption thereof, which price in respect of any series may, but need not, vary according to the time or circumstances of such action, said price or prices being hereinafter referred to as the “redemption price”;

(d)	The amount payable in respect of the shares of such series in case of liquidation, dissolution or winding up of the Corporation, the amount or amounts so fixed being hereinafter referred to as the “liquidation price”, and the amount payable, if any, in addition to the liquidation price for such series in case such action be voluntary, the amount or amounts so fixed being hereinafter referred to as the “liquidation premium”; which amounts in respect of any series may, but need not, vary according to the time or circumstances of such action;

(e)	The amount of the sinking fund, if any, providing for the purchase or redemption of the shares of such series; and

(f)	The right, if any, to convert the shares of such series into shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and the rate or basis, time, manner and conditions of conversion or the method by which the same shall be determined.

The shares of all series of Preferred Stock shall be equal in all respects except as, consistently with this Section 1, shall have been otherwise determined by the Board of Directors prior to the issuance thereof. All shares of Preferred Stock of each series shall be equal in all respects.

2. Dividends. The holders of the Preferred Stock of each series shall be entitled to receive, if and when declared payable by the Board of Directors, dividends in lawful money of the United States of America at, but not exceeding, the dividend rate or rates (which may be fixed or variable) for such series, payable on such dates as shall be prescribed for such series. Such dividends shall be cumulative (but dividends in arrears shall not bear interest) and no dividends shall be declared or paid upon or set apart for Junior Stock (which term means, for the purpose of this Article, the Common Stock and stock of any other class hereafter created ranking junior to the Preferred Stock in respect of dividends or assets) unless and until full dividends on the outstanding Preferred Stock at the dividend rate or rates therefor shall have been paid or declared and set apart for payment with respect to all past dividend periods and the current dividend period. Dividends on all shares of the Preferred Stock of each series shall commence to accrue and be cumulative from the date of the initial issue of any shares of such series; but (a) all dividends declared payable to the holders of record of Preferred Stock of any series as of a date on which shares of Preferred Stock of such series are owned by the Corporation shall be deemed to have been paid in respect of such shares owned by the Corporation on such date, and (b) in the event of the issuance of additional shares of Preferred Stock of any series subsequent to the date of the initial issuance of shares of such series, all dividends declared payable to the holders of record of Preferred Stock of such series as of a date prior to such additional issuance shall be deemed to have been paid in respect of the additional shares so issued. Unless full dividends with respect to all past dividend periods on the outstanding Preferred Stock at the dividend rate or rates therefor shall have been paid or declared and set apart for payment, no dividends shall be declared on the Preferred Stock of any series unless dividends are declared on the Preferred Stock of all series then outstanding in proportion to the aggregate amounts of the deficiencies in payment of such full dividends for the respective series.

The terms “current dividend period” and “past dividend period”, for the purposes of this Article, mean, if two or more series of Preferred Stock having different dividend periods are at the time outstanding, the current dividend period or any past dividend period, as the case may be, with respect to each such series.

3. Preference on Liquidation, etc. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Stock of each series shall be entitled to receive, for each share thereof, the liquidation price for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the liquidation premium for such series, if any, together in all cases with a sum equal to all dividends accrued or in arrears thereon, before any distribution of the assets shall be made to holders of Junior Stock; but the holders of the Preferred Stock shall be entitled to no further participation in such distribution. If, upon any such liquidation, dissolution or winding up, the assets distributable among the holders of the Preferred Stock shall be insufficient to permit the payment of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the Preferred Stock then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. The expression “dividends accrued or in arrears” means, for the purposes of this Section 3 and of Section 4 of this Division A, in respect of each share of the Preferred Stock of any series, that amount which shall be equal to simple interest upon the sum of one hundred dollars at an annual rate equal to the percentage that the dividend rate or rates for such series is of one hundred dollars, from the date from which cumulative dividends thereon commence to accrue to the date as of which the computation is to be made, less the aggregate amount of all dividends theretofore paid or deemed to have been paid. Nothing in this Section 3 shall be deemed to prevent the purchase, acquisition or other retirement by the Corporation of shares of its Junior Stock consistently with the restrictions of Section 4 of this Division A, and no such purchase, acquisition or other retirement of shares of its Junior Stock shall be deemed to be a liquidation, dissolution or winding up of the Corporation. A merger of the Corporation into any other corporation, or merger of any other corporation into the Corporation, or consolidation of the Corporation with any other corporation or a sale or transfer of the property of the Corporation as or substantially as an entirety shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

4. Redemption and Purchase. The Corporation may, at its option expressed by resolution of its Board of Directors, at any time or from time to time, redeem the whole or any part of the Preferred Stock or of any series thereof which is at the time redeemable, at the redemption price for such series, together with a sum equal to all dividends accrued or in arrears thereon. Notice of any proposed redemption of the Preferred Stock shall be given by publication at least once in one newspaper printed in the English language and customarily published on each business day and, wherever published, of general circulation in the City of Richmond, Commonwealth of Virginia, and in one newspaper printed in the English language and customarily published on each business day and, wherever published, of general circulation in the Borough of Manhattan, the City of New York, the publication in each such newspaper to be at least thirty (30) days, and not more than ninety (90) days, prior to the date fixed for such redemption. Notice of any proposed redemption of Preferred Stock shall also be given by the Corporation by mailing a copy of such notice, at least thirty (30) days, and not more than ninety (90) days, prior to the date fixed for such redemption, to the holders of record of the Preferred Stock to be redeemed, at their respective addresses then appearing on the books of the Corporation; but neither failure to mail such copy nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Preferred Stock so to be redeemed. In case of the redemption of a part only of any series of the Preferred Stock at the time outstanding, the Corporation shall select by lot or pro rata the shares so to be redeemed. The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which, and the terms and conditions upon which, the shares of the Preferred Stock shall be redeemed from time to time.

On or at any time before the redemption date, the Corporation shall deposit in trust, for the account of the holders of the shares to be redeemed, funds necessary for such redemption with a bank or trust company in good standing, organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, the City of New York, and having, or being a part of a bank holding company group having, capital, surplus and undivided profits aggregating at least $500,000,000, or organized under the laws of the United States of America or of the Commonwealth of Virginia, doing business in the City of Richmond and having, or being a part of a bank holding company group having, capital, surplus and undivided profits aggregating at least $75,000,000, designated or to be designated in such notice of redemption. Upon completing the publication as hereinabove provided of the notice of such redemption or upon the earlier delivery to said bank or trust company of irrevocable authorization and direction to begin promptly and complete such publication of notice, then all shares with respect to the redemption of which such deposit shall have been made and such publication completed or authorization therefor given shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except only the right of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, from and after the date of such deposit, the amount payable upon the redemption thereof, without interest. At the expiration of five years after the redemption date any such moneys then remaining on deposit with such bank or trust company shall be paid over to the Corporation, free of trust, and thereafter the holders of the certificates for such shares shall have no claims against such bank or trust company, but only claims as unsecured creditors against the Corporation, or against the Commonwealth of Virginia or as otherwise provided by law in the event of escheat by law, for amounts equal to their pro rata shares of the moneys so paid over without interest.

The Corporation may also from time to time purchase or otherwise acquire for a consideration shares of its Preferred Stock at a price or prices per share not exceeding the price at which the same may be redeemed plus the usual and customary brokerage commissions paid in connection with the purchase thereof.

The Corporation shall not, however, at any time redeem, purchase or otherwise acquire for a consideration less than the whole of its then outstanding Preferred Stock, or redeem, purchase, or otherwise acquire for a consideration any shares of any class of stock ranking on a parity with the Preferred Stock in respect of dividends or assets (such stock being hereinafter referred to as “Parity Stock”), or redeem, purchase, or otherwise acquire for a consideration any shares of Junior Stock, unless full dividends at the dividend rate or rates therefor with respect to all past dividend periods and the current dividend period in which the date fixed for such redemption, purchase or other acquisition shall fall shall have been paid or declared and set apart for payment on all shares of Preferred Stock then outstanding and not then to be redeemed, purchased or so acquired. Shares of Preferred Stock redeemed, or purchased or otherwise acquired by the Corporation and cancelled, shall be retired, but such retirement shall not reduce the maximum authorized amount of the Preferred Stock. If shares of Preferred Stock purchased or otherwise acquired by the Corporation shall be held in its treasury, such shares may from time to time be sold as the Board of Directors may determine consistently with the restrictions of Section 5 of this Division A.

5. Restrictions on Certain Corporation Action. So long as any shares of the Preferred Stock shall remain outstanding, the Corporation shall not, without the affirmative vote of a majority of the shares of the Preferred Stock represented at a meeting at which a quorum exists, called for such purpose but upon such vote, and upon any requisite consent or vote of the holders of the shares of the Common Stock then outstanding, may:

(a)	Authorize or issue any stock ranking prior to the Preferred Stock in respect of dividends or assets (such stock being hereinafter referred to as “Senior Stock”), except the issue of Senior Stock upon conversion of obligations or securities convertible into, or upon exercise of warrants, rights or options to purchase or subscribe to, Senior Stock;

(b)	Authorize or issue any Parity Stock, except the issue of Parity Stock upon conversion of obligations or securities convertible into, or upon exercise of warrants, rights or options to purchase or subscribe to, Parity Stock;

(c)	Increase the number of authorized shares of the Preferred Stock;

(d)	Authorize or issue any obligation or security convertible into, or any warrants, rights or options to purchase or subscribe to, shares of Senior Stock, Preferred Stock or Parity Stock;

(e)	Amend the provisions of this Article so as to change the designation, rights, preferences or limitations of the Preferred Stock; provided, however, that if any such amendment would change the designation, rights, preferences or limitations of the holders of one or more, but not all, of the series of the Preferred Stock at the time outstanding, such consent of the holders of a majority of the number of shares constituting a quorum of the series affected shall also be required; or

(f)	Reduce the amount of capital represented by the outstanding Preferred Stock; or reduce the aggregate amount of capital represented by Junior Stock below the aggregate amount of capital represented by the outstanding Preferred Stock, Senior Stock and Parity Stock, except in a case where any State or Federal regulatory body having jurisdiction shall have required or permitted the Corporation to reduce the book value of any of its assets and, in connection therewith, the amount of capital represented by Junior Stock shall be reduced by an amount or amounts not exceeding in the aggregate the amount of such reduction in book value of assets.

(g)	Issue any shares of its then authorized but unissued Preferred Stock, unless:

(i) The amount of capital represented by the outstanding Preferred Stock, Senior Stock and Parity Stock to be outstanding immediately after the issue, sale or other disposition of such shares, shall not exceed the amount of capital represented by the Common Stock, together with the sum of premiums on capital stock and surplus; and

(ii) The following earnings limitation shall be satisfied: (x) the net income of the Corporation, less dividend requirements on Senior Stock, for any twelve consecutive calendar months within the fifteen calendar months immediately preceding the month within which such shares are to be issued, sold or otherwise disposed of, shall have been at least two and one-half times the dividend requirements for a twelve months’ period upon all shares of Preferred Stock and Parity Stock to be outstanding immediately after the issue, sale or other disposition of such shares, but excluding from the foregoing computation interest charges on all indebtedness, and dividends on all shares of Senior Stock, to be retired through the issue, sale or other disposition of such shares; and (y) the sum of the net income of the Corporation and the interest charges deducted in arriving at such net income shall be at least one and one-half times the sum of the interest requirements for a twelve months’ period on all debt to be outstanding, and the dividend requirements for a twelve months’ period upon all shares of Preferred Stock, Parity Stock and Senior Stock to be outstanding, immediately after the proposed issue, sale or other disposition of such shares. The net income of the Corporation for the purposes of this clause (ii) shall be calculated in accordance with such system of accounts as may be prescribed by governmental authorities having jurisdiction in the premises or in the absence thereof in accordance with recognized accounting practice applicable to companies engaged in a business similar to that of the Corporation, except that if the Corporation shall have acquired, within or after the particular period for which the calculation of net income is made (such period being hereinafter sometimes referred to as the calculation period), any plant or system, including any property used in connection therewith, which was not constructed or erected by or for the Corporation and which prior to the purchase or acquisition thereof by the Corporation had been used or operated by others than the Corporation (such plant or system being hereinafter sometimes referred to as an acquired plant or system), or in case the proceeds of the proposed issue, sale or other disposition are to be used to acquire any plant or system of similar character, then, in computing the net income of the Corporation there shall be included, to the extent that they may not have been otherwise included, the net earnings or net losses (computed as if such plant or system had been owned by the Corporation during the whole of the calculation period, and computed so as to eliminate all inter-company items, if any) of such acquired plant or system, or of the plant or system of similar character to be acquired for the whole of the calculation period, and if such plant or system was acquired in exchange for any properties of the Corporation as a going concern, plant or system, the net earnings or net losses of such latter property shall be excluded pursuant to the requirements of the next sentence herein below. In case during or after the calculation period the Corporation shall have sold any part of its properties as a going concern, plant or system, then, in computing the net income of the Corporation, the net earnings or net losses of such property for the whole of the calculation period, or for the portion thereof up to the time of the sale, as the case may be, shall be excluded to the extent practicable on the basis of actual net earnings or net losses of such property or on the basis of such estimates of the net earnings or net losses of such property as shall be made pursuant to the next sentence herein below. The net earnings or net losses of any operating properties so acquired or to be acquired or so sold as a going concern, plant or system shall, except to the extent that they may, consistently with the above requirements, have been separately kept, be determined, consistently with the above requirements, by an estimate made and certified to the Corporation by an independent accountant or firm of independent accountants selected and paid by it. Net earnings or net losses of any acquired plant or system, or of any plant or system of similar character to be acquired, or of any part of the properties of the Corporation that shall have been sold as a going concern, plant, or system, shall, for the purposes of this clause (ii), mean the net income or net income deficit, respectively, of such plant or system or properties.

(h)	Merge the Corporation into any other corporation, merge any other corporation into the Corporation, consolidate the Corporation with any other corporation or sell or transfer the property of the Corporation as or substantially as an entirety, unless such merger, consolidation, sale or transfer, or the issuance or assumption of all securities to be issued or assumed in connection therewith, shall have been ordered, approved or permitted by the State Corporation Commission of Virginia or any regulatory authority of the United States having jurisdiction in the premises; provided that the provisions of this clause shall not apply to a purchase or other acquisition by the Corporation of the assets or franchises of another corporation, or to any other transaction which does not include such a merger, consolidation, sale or transfer of property.

Notwithstanding anything elsewhere in this Article, if in connection with the accomplishment of any matter whatever provision is to be made for the redemption or retirement of all of the Preferred Stock of any series at the time outstanding, (x) nothing in this Article shall be construed to confer on the holders of the Preferred Stock of such series any power or right to vote in respect of any such matter, and (y) the holders of the Preferred Stock of such series shall not have any power or right to vote in respect of any such matter except where, and to the extent that, a right to vote which can not be waived by the terms hereof is conferred by then existing laws of the Commonwealth of Virginia on holders of non-voting stock.

6. Voting Rights. The holders of the Preferred Stock shall not be entitled to vote except as follows:

(a)	As expressly provided in the preceding Section 5; and

(b)	In proceedings as to which a right to vote which cannot be waived by the terms hereof is conferred by then existing laws of the Commonwealth of Virginia on holders of non-voting stock; and

(c) If and when dividends on any of the outstanding Preferred Stock shall be in default in an amount equivalent to full dividends for one year or more, there shall accrue to holders of outstanding shares of Preferred Stock the right, as a class, to elect the smallest number of directors necessary to constitute a majority of the full board and such holders shall retain such right until full dividends on the outstanding Preferred Stock at the dividend rate or rates therefor with respect to all past dividend periods and the current dividend period shall have been paid or declared and set apart for payment, at which time such right shall terminate.

So long as holders of the Preferred Stock shall have the right, voting as a class, to elect a majority of the directors under the terms of clause (c) of the first sentence of this Section 6, the holders of the Common Stock voting as a class shall be entitled to elect the remaining directors.

Whenever the holders of Preferred Stock shall acquire the right to elect a majority of the directors under the terms of clause (c) of the first sentence of this Section 6, a special meeting of the Shareholders shall be called by or on the written request of the holders of not less than ten percent (10%) of the total number of shares of Preferred Stock then outstanding, for the purpose of electing a new Board of Directors, to be held on not less than ten (10) nor more than sixty (60) days’ notice, provided, however, that no special meeting shall be called if an annual meeting of the Shareholders is to be held within sixty (60) days after the holders of the Preferred Stock shall have become entitled to exercise such voting right. The terms of office of all persons who may be directors of the Corporation at the time shall terminate upon any election of directors by the holders of Preferred Stock in accordance with these provisions, regardless of whether or not the holders of the Common Stock shall have elected the remaining directors of the Corporation; and unless and until such remaining directors of the Corporation shall be elected by the holders of the Common Stock, the number of directors, for the purpose of determining the existence of a quorum or the validity of any action taken, shall, notwithstanding any other provisions hereof, be deemed to be the number of directors elected by the holders of the Preferred Stock.

Whenever the holders of Preferred Stock shall have ceased to have the right to elect a majority of the directors under the terms of clause (c) of the first sentence of this Section 6, a special meeting of the Shareholders shall be called by or on the written request of the holders of not less than ten percent (10%) of the total number of shares of Common Stock then outstanding, for the purpose of electing a new Board of Directors, to be held on not less than ten (10) nor more than sixty (60) days’ notice, provided, however, that no such special meeting shall be called if an annual meeting of the Shareholders is to be held within sixty (60) days after the holders of the Preferred Stock shall have ceased to be entitled to exercise such voting right. The terms of office of all persons who may be directors of the Corporation at the time shall terminate upon any election of directors by the holders of Common Stock in accordance with the provisions of this paragraph.

If, during any interval between meetings of Shareholders for the election of directors while the holders of Preferred Stock shall be entitled to elect any director pursuant to this Section 6, the number of directors in office who have been elected by the holders of the Preferred Stock or Common Stock, as the case may be, shall become less than the total number of directors which the holders of shares of such class are entitled to elect, whether by reason of the resignation, death or removal of any director or directors, or an increase in the total number of directors, the vacancy or vacancies shall be filled by a majority vote of the remaining directors then in office who were elected by the holders of shares of such class or whose predecessors were so elected.

Any director may be removed from office by vote of the holders of a majority of the shares of the class of stock voted for his election or for his predecessor in cases where such director was elected by other directors. A special meeting of holders of shares of any class may be called by a majority vote of the directors then in office who were elected by the holders of shares of such class or whose predecessors were so elected, for the purpose of removing a director in accordance with the provisions of the preceding sentence, and shall be called by or on the written request of the holders of not less than twenty percent (20%) of the outstanding shares of the class entitled to vote with respect to the removal of any such director, to be held on not less than ten (10) nor more than sixty (60) days’ notice.

The holders of Preferred Stock shall not be entitled to receive notice of any meeting of holders of any class of stock at which they are not entitled to vote, except as notice to holders of non-voting stock may be required by the laws of the Commonwealth of Virginia.

At any meeting of Shareholders when the holders of the Preferred Stock shall be entitled to vote for the election of directors, the absence of a quorum of the holders of the Preferred Stock or of the holders of Common Stock shall not prevent an election at any such meeting or adjournment thereof of directors by the other such class if the necessary quorum of the holders of stock of such other class is present in person or by proxy at such meeting. In the absence of a quorum of the holders of stock of either such class, a majority of those holders of the stock of such class who are present in person or by proxy shall have power to adjourn the election of the directors to be elected by such class from time to time without notice other than announcement at the meeting until the holders of the requisite number of shares of such class shall be present in person or by proxy.

Except when some provision of law shall be controlling and except as otherwise provided in clause (e) of Section 5 of this Division A, whenever shares of two or more series of the Preferred Stock are outstanding, no particular series of the Preferred Stock shall be entitled to vote as a separate class on any matter and all shares of the Preferred Stock of all series shall be deemed to constitute but one class for any purpose for which the vote of the shareholders of the Corporation by classes may now or hereafter be required.

Division B—Common Stock

1. Dividends. Out of any assets of the Corporation available for dividends remaining after full dividends on the outstanding Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, with respect to all past dividend periods and the current dividend period shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Preferred Stock shall have been made, then, and not otherwise, dividends may be paid upon the Common Stock.

2. Distribution of Assets. In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of the Preferred Stock the full preferential amounts to which they are respectively entitled under the provisions of Section 3 of Division A hereof, the holders of the Preferred Stock shall have no claim to any of the remaining assets of the Corporation. In the event of any liquidation, dissolution or winding up of the Corporation the Board of Directors may, after satisfaction of the rights of the holders of all shares of Preferred Stock or the deposit in trust of money adequate for such satisfaction, distribute in kind to the holders of the Common Stock all then remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any of such remaining assets of the Corporation and receive payment therefor wholly or partly in cash and/or in stock and/or in obligations and may sell all or any part of the consideration received therefor and distribute all or the balance thereof in kind to the holders of the Common Stock.

3. Voting Rights. The holders of the Common Stock shall, to the exclusion of the holders of the Preferred Stock have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise recited or provided in clauses (a), (b) or (c) of Section 6 of Division A hereof.

4. Purchase of Junior Stock. Subject to the provisions of Section 4 of Division A hereof, the Corporation may from time to time purchase or otherwise acquire for a consideration or redeem (if permitted by the terms thereof) shares of Common Stock or shares of any other class of stock hereafter created ranking junior to the Preferred Stock in respect of dividends or assets and any shares so purchased or acquired may be held or disposed of by the Corporation from time to time for its corporate purposes or may be retired as provided by law.

Division C—General Provisions

1. Any and all shares of Preferred Stock and Common Stock of the Corporation, at the time authorized but not issued and outstanding may be issued and disposed of by the Board of Directors of the Corporation in any lawful manner, consistently, in the case of shares of Preferred Stock, with the requirements of clause (g) of Section 5 of Division A hereof, at any time and from time to time, for such considerations as may be fixed by the Board of Directors of the Corporation.

2. The Board of Directors shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other proper purpose or purposes, and to reduce, abolish or add to any such reserve or reserves from time to time as said board may deem to be in the interests of the Corporation; and said board shall likewise have power to determine in its discretion what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared as dividends and paid to the Shareholders of the Corporation.

3. No Shareholder shall have any pre-emptive right to acquire unissued shares of the Corporation or to acquire any securities convertible into or exchangeable for such shares or to acquire any options, warrants or rights to purchase such shares.

4. Each holder of record of outstanding shares of any class of stock entitled to vote at any meeting of Shareholders, or of holders of any class of stock, shall, as to all matters in respect of which such stock has voting power, be entitled to one vote for each share of such stock held by him, as shown by the stock books of the Corporation, and may cast such vote in person or by proxy. Except as herein expressly provided, or mandatorily provided by the laws of the Commonwealth of Virginia, a quorum of any class of stock entitled to vote as a class at any meeting shall consist of a majority of such class, and a plurality vote of such quorum shall govern.

5. The Board of Directors of the Corporation may, by resolution, determine that only a part of the consideration which it is to receive for any shares of stock which it shall issue shall be capital and that the balance of such consideration (not greater, however, than the excess of such consideration over the par value, if any, of such shares) shall be capital surplus of the Corporation.

IV.

OFFICE.

The principal office of the Corporation in the Commonwealth of Virginia is located in the City of Richmond.

V.

DIRECTORS.

The number of Directors shall be fixed by the Bylaws.

If the office of any Director shall become vacant, the Directors, at the time in office, whether or not a quorum, may, by a majority vote of the Directors then in office, choose a successor or successors who shall hold office for the unexpired term or until the authorized number of Directors is decreased. Vacancies resulting from an increase in the number of Directors shall be filled in the same manner.

VI.

INDEMNIFICATION.

1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a Director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages.

2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Corporation shall indemnify a Director or officer of the Corporation who is or was party to any proceeding by reason of the fact that he is or was such a Director or officer or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered by majority vote of a quorum of disinterested Directors, to contact in advance to indemnify any Director or officer.

3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to indemnify or contact in advance to indemnify any person not specified in Section 2 of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

4. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

6. The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings, commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

7. Reference herein to Directors, officers, employees or agents shall include former Directors, officers, employees and agents and their respective heirs, executors and administrators.

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